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                                                                       EXHIBIT 7


                          UNITED/HARVEY HOLDINGS, L.P.
                         4200 Texas Commerce Tower West
                                2200 Ross Avenue
                              Dallas, Texas  75201


                                November 21, 1994



Cockroft Consolidated Corporation
5100 Poplar Avenue, Suite 2200
Memphis, Tennessee 38137

Ladies and Gentlemen:

     This letter sets for the agreement of the parties with respect to certain matters involving the Agreement and Plan of Merger (the "Agreement") among United/Harvey Holdings, L.P. and certain of its affiliates and United Inns, Inc. Terms used herein with initial capital letters which are defined in the Agreement are used herein as so defined.

     1. UNDERTAKINGS BY PURCHASER. The expiration date of the Offer will occur in January of 1995, subject to extension only as provided in the Agreement. The language relating to the completion of the Merger will be revised to read as set forth on page 1 of the attached revised draft of the Offer to Purchase.

     2. AGREEMENT TO TENDER. Not later than November 29, 1994, Cockroft Consolidated Corporation ("Stockholder") will validly tender and not withdraw all 1,209,214 shares of Company Common Stock owned by it (the "Stockholder Shares") pursuant to and in accordance with the Offer.

     3. OPTION. Stockholder grants to Purchaser an irrevocable option (the "Option") to purchase all (but not less than all) the Stockholder Shares. The price per share payable upon the exercise of the Option is the greater of (i) the Per Share Amount (presently $25.00 per share) or (ii) the per share amount of any competing cash offer made by another person which the Company's Board of Director determines it is required, in the exercise of its fiduciary duties, to consider under Section 6.4(b) of the Agreement and which gives Purchaser a right to terminate the Agreement under Section 8.1(e) thereof. The Option will be exercisable upon written notice given on or after January 1, 1995 and on or prior to March 31, 1995 provided that one of the events referred to in Paragraph
(d) or (e) of Annex 1 to the Agreement has occurred. Upon Purchaser's exercise of the Option, Stockholder will deliver to Purchaser, against payment by Purchaser to Stockholder of the aggregate purchase price therefor, certificates representing all of the Stockholder Shares, duly endorsed for transfer to Purchaser or accompanied by duly executed stock powers, such delivery to be made at the Company's headquarters on a date specified by purchaser within five business days of the date of notice.

     4. REPRESENTATIONS AND WARRANTIES. Stockholder represents and warrants to Purchaser that (a) this Agreement has been duly authorized, executed and delivered by

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Cockroft Consolidated Corporation
November 21, 1994
Page 2



Stockholder and constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, and
(b) Stockholder has (i) good and valid title to all of the Stockholder Shares, free and clear of all liens or other encumbrances or adverse interests (collectively, "Encumbrances") and (ii) sole and unrestricted voting and disposition power with respect to all of the Stockholder Shares, subject in each case only to the rights of Purchaser hereunder.

     5. CERTAIN RESTRICTIONS. Except as expressly provided herein, during the period from the date hereof until the expiration of the Option, Stockholder will not, directly or indirectly, (a) sell or transfer, offer for sale or transfer, subject to any Encumbrance or grant any proxy (other than to Purchaser) with respect to or otherwise limit its right to vote in any manner any Stockholder Shares; (b) take or omit to take any action that would be reasonably likely to
(i) cause any representation or warranty of Stockholder herein to be untrue or incorrect or (ii) prevent the performance by Stockholder of any covenant herein; or (c) exercise any voting or consent rights with respect to any of the Stockholder Shares in any manner inconsistent with the intent and purposes of the Agreement or this agreement.

     6. FURTHER ASSURANCES. From time to time, at the other party's request and without further consideration, each party hereto will execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to effectuate fully the intent and purposes hereof.

     7. MISCELLANEOUS. This agreement (a) contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements with respect thereto; (b) will be governed by and construed in accordance with New York Law, without regard to conflict of laws principles; and
(c) may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute but one instrument.

                                        Very truly yours,

                                        UNITED/HARVEY HOLDINGS, L.P.

                                        By:  Hampstead Genpar, L.P.,
                                             its General Partner
                                        By:  HH Genpar Partners,
                                             its General Partner

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Cockroft Consolidated Corporation
November 21, 1994
Page 3



                                        By:  Hampstead Associates, Inc.
                                             its General Partner

                                        By:  /s/ Robert A. Whitman
                                             ----------------------------------
                                                Name: Robert A. Whitman
                                                      -------------------------
                                                Title:
                                                       ------------------------



ACCEPTED AND AGREED TO:

COCKROFT CONSOLIDATED CORPORATION

By:  /s/ Don Wm. Cockroft
     -----------------------------------
     Name: Don Wm. Cockroft
          ------------------------------
     Title: President
           -----------------------------